VALHI REPORTS SECOND QUARTER 2023 RESULTS

DALLAS, TEXAS . . August 3, 2023. Valhi, Inc. (NYSE: VHI) reported a net loss attributable to Valhi stockholders of $5.1 million, or $.18 per share, in the second quarter of 2023 compared to net income of $28.0 million, or $.98 per share, in the second quarter of 2022. For the first six months of 2023, Valhi reported a net loss attributable to Valhi stockholders of $10.0 million, or $.35 per share, compared to net income of $73.4 million, or $2.57 per share, in the first six months of 2022. Net income attributable to Valhi stockholders decreased in the second quarter and first six months of 2023 compared to the same periods of 2022 primarily due to the net effects of lower operating results from our Chemicals and Component Products Segments in 2023 and the impairment of our Real Estate Management and Development Segment’s water delivery system fixed assets in the second quarter of 2022.

The Chemicals Segment’s net sales of $443.2 million in the second quarter of 2023 were $122.1 million, or 22%, lower than in the second quarter of 2022 and net sales of $869.5 million in the first six months of 2023 were $258.7 million, or 23%, lower than in the first six months of 2022. The Chemicals Segment’s net sales decreased in the second quarter of 2023 compared to the second quarter of 2022 due to the effects of lower sales volumes in all major markets and slightly lower average TiO2 selling prices. The Chemicals Segment’s net sales decreased in the first six months of 2023 compared to the first six months of 2022 due to the net effects of lower sales volumes in all major markets and slightly higher average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 26% lower in the second quarter of 2023 as compared to the second quarter of 2022 and 28% lower in the first six months of 2023 as compared to the first six months of 2022. Average TiO2 selling prices were 2% lower in the second quarter of 2023 as compared to the second quarter of 2022 and 1% higher in the first six months of 2023 as compared to the first six months of 2022. Average TiO2 selling prices at the end of the second quarter of 2023 were 5% lower than at the end of 2022. The Chemicals Segment’s changes in product mix positively contributed to net sales, primarily due to modest growth in its complementary businesses which somewhat offset declines in TiO2 sales volumes in both the second quarter and first six months of 2023. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing our Chemicals Segment’s net sales by approximately $12 million in the first six months of 2023 as compared to the first six months of 2022. Changes in currency exchange rates had a nominal effect on net sales in the second quarter of 2023 as compared to the second quarter of 2022. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.

The Chemicals Segment’s operating loss in the second quarter of 2023 was $2.6 million as compared to operating income of $69.2 million in the second quarter of 2022 and an operating loss of $17.7 million for the six months ended June 30, 2023 compared to operating income of $155.6 million for the same prior year period. The Chemicals Segment’s operating income decreased in the second quarter and first six months of 2023 compared to the same periods in 2022 primarily due to lower sales volumes and higher production costs (primarily raw material and energy costs). The net sales decline in the first six months of 2023 was somewhat offset by higher average TiO2 selling prices. In addition, the Chemicals Segment’s cost of sales in the second quarter and first six months of 2023 includes $22 million and $54 million, respectively, of unabsorbed fixed production and other manufacturing costs associated with production curtailments at its facilities during the first six months of 2023 as the Chemicals Segment adjusted its TiO2 production volumes to align inventory levels with lower demand. TiO2 production volumes were 33% lower in the second quarter of 2023 compared to the second quarter of 2022 and 28% lower in the first six months of 2023 compared to the same period of 2022. As a result of reduced demand and scheduled maintenance activities, the Chemicals Segment operated its production facilities at 70% of practical capacity utilization in the first six months of 2023 (76% and 64% in the first and second quarters of 2023, respectively) compared to 98% in the first six months of 2022 (100% and 95% in the first and second quarters of 2022, respectively). Fluctuations in currency exchange rates (primarily the euro) decreased the Chemicals Segment’s operating loss by approximately $2 million in the second quarter of 2023 and approximately $21 million in the first six months of 2023 as compared to the same prior year periods.

The Chemicals Segment’s operating loss in 2023 includes an insurance settlement gain of $2.2 million related to a 2020 business interruption insurance claim.

The Component Products Segment’s net sales were $36.6 million in the second quarter of 2023 compared to $41.6 million in the second quarter of 2022 and $77.8 million in the first six months of 2023 compared to $83.7 million in the same period of 2022. The decrease in the Component Products Segment’s sales for both periods is predominantly due to lower security products sales to the government security market and, to a lesser extent, lower marine component sales to the towboat market. Operating income attributable to the Component Products Segment was $4.4 million in the second quarter of 2023 compared to $7.7 million in the second quarter of 2022 and $11.4 million for the six months ended June 30, 2023 compared to $14.0 million for the same prior year period. The Component Products Segment’s operating income decreased for both comparative periods primarily due to lower sales and gross margin in the second quarter of 2023 for both security products and marine components.

The Real Estate Management and Development Segment had sales of $27.3 million in the second quarter of 2023  compared to $27.7 million in the second quarter of 2022. For the first six months of 2023 the Real Estate Management and Development Segment had sales of $52.5 million compared to sales of $51.7 million in the same period of 2022. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities. Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. Recognition of infrastructure reimbursement of $.8 million ($.4 million, or $.02 per share, net of income taxes and noncontrolling interest) in the second quarter of 2022 is included in the determination of operating income. Due to historically low levels at Lake Mead, Nevada at the end of the second quarter of 2022, our Real Estate Management and Development Segment ceased operations at its water intake facility for the foreseeable future, and as a result our Real Estate Management and Development Segment recognized an impairment of $16.0 million ($8.0 million, or $.28 per share, net of income taxes and noncontrolling interest) of its water delivery system fixed assets which is included in determination of its operating income. Sales comparisons between the first six months of 2023 and 2022 are also affected by Basic Water Company and its subsidiaries which was deconsolidated following the date it voluntarily filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Nevada on September 10, 2022.

Corporate expenses were 9% lower in the second quarter of 2023 and 7% lower in the first six months of 2023 compared to the same periods of 2022. Corporate expenses decreased in both periods primarily due to lower environmental remediation and related costs in 2023 compared to 2022. Interest income and other increased to $4.7 million in the second quarter of 2023 compared to $1.4 million in the second quarter of 2022 and $9.6 million in the first six months of 2023 compared to $2.3 million in the same period of 2022 primarily due to higher average interest rates and increased investment balances.

Our net loss attributable to Valhi stockholders for the second quarter and for the first six months of 2023 includes a non-cash loss of $6.2 million ($3.8 million, or $.13 per share, net of income taxes and noncontrolling interest) related to the termination of our United Kingdom pension plan and a gain of $1.5 million ($1.1 million, or $.04 per share, net of income taxes and noncontrolling interest) on the sale of land not used in our operations.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

●	Future supply and demand for our products;
●	The extent of the dependence of certain of our businesses on certain market sectors;
●	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
●	Customer and producer inventory levels;
●	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
●	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);

●	Changes in the availability of raw materials (such as ore);
●	General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material and energy costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);
●	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks, certain regional and world events or economic conditions and public health crises such as COVID-19);
●	Competitive products and substitute products;
●	Customer and competitor strategies;
●	Potential difficulties in integrating future acquisitions;
●	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
●	Potential consolidation of our competitors;
●	Potential consolidation of our customers;
●	The impact of pricing and production decisions;
●	Competitive technology positions;
●	Our ability to protect or defend intellectual property rights;
●	The introduction of trade barriers or trade disputes;
●	The ability of our subsidiaries to pay us dividends;
●	Uncertainties associated with new product development and the development of new product features;
●	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;
●	Decisions to sell operating assets other than in the ordinary course of business;
●	The timing and amounts of insurance recoveries;
●	Our ability to renew, amend, refinance or establish credit facilities;
●	Increases in interest rates;
●	Our ability to maintain sufficient liquidity;
●	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
●	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;
●	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation or decommissioning obligations at sites related to our former operations);
●	Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety or other regulations (such as those seeking to limit or classify TiO2 or its use);
●	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
●	Our ability to comply with covenants contained in our revolving bank credit facilities;

●	Our ability to complete and comply with the conditions of our licenses and permits;
●	Changes in real estate values and construction costs in Henderson, Nevada; and
●	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

*****

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended		Six months ended
	June 30,		June 30,
	2022	2023	2022	2023

	(unaudited)
Net sales
Chemicals	$565.3	$443.2	$1,128.2	$869.5
Component products	41.6	36.6	83.7	77.8
Real estate management and development	27.7	27.3	51.7	52.5

Total net sales	$634.6	$507.1	$1,263.6	$999.8

Operating income (loss)
Chemicals	$69.2	$(2.6)	$155.6	$(17.7)
Component products	7.7	4.4	14.0	11.4
Real estate management and development	(5.0)	10.2	3.0	20.8

Total operating income	71.9	12.0	172.6	14.5

General corporate items:
Interest income and other	1.4	4.7	2.3	9.6
Gain on land sales	—	1.5	—	1.5
Other components of net periodic pension and OPEB expense	(3.3)	(7.5)	(6.6)	(8.7)
Changes in market value of Valhi common stock held by subsidiaries	3.9	(1.1)	4.0	(2.2)
General expenses, net	(10.5)	(9.5)	(18.7)	(17.4)
Interest expense	(7.0)	(7.2)	(13.9)	(14.2)

Income (loss) before income taxes	56.4	(7.1)	139.7	(16.9)

Income tax expense (benefit)	14.0	(4.9)	33.9	(11.0)

Net income (loss)	42.4	(2.2)	105.8	(5.9)

Noncontrolling interest in net income of subsidiaries	14.4	2.9	32.4	4.1

Net income (loss) attributable to Valhi stockholders	$28.0	$(5.1)	$73.4	$(10.0)

Amounts attributable to Valhi stockholders:
Basic and diluted net income (loss) per share	$.98	$(.18)	$2.57	$(.35)

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2023 vs. 2022	2023 vs. 2022
Percentage change in TiO2 net sales:
TiO2 sales volumes	(26)%	(28)%
TiO2 product pricing	(2)	1
TiO2 product mix/other	6	5
Changes in currency exchange rates	—	(1)

Total	(22)%	(23)%